Exhibit 99.2

TO BUSINESS, HEALTH AND MEDICAL EDITORS:

Corautus Genetics Inc. Announces Developments in Clinical Trial and Public Offering

ATLANTA, March 14 /PRNewswire-FirstCall/ — Corautus Genetics Inc. (Nasdaq: VEGF) today announced that in conjunction with Boston Scientific Corporation (NYSE: BSX), it has temporarily suspended patient treatments in its Phase IIb clinical trial (the “GENASIS” trial). In the trial, Corautus uses Boston Scientific’s Stiletto(TM) endocardial direct injection catheter system to deliver its investigational VEGF-2 biologic for the treatment of severe angina. To date, Corautus has treated 295 of the 404 patients scheduled to be included in the trial.

Boston Scientific requested the voluntary suspension yesterday, as a result of three recently reported serious adverse events (“SAEs”) of pericardial effusion, which do not appear to be related to the VEGF-2 biologic. Pericardial effusion is a condition characterized by excess fluid in the pericardial sac that surrounds the heart. The percentage of cases requiring further intervention due to pericardial effusion in the GENASIS trial to date has been 1.37 percent.

Richard Otto, President and Chief Executive Officer of Corautus, stated, “While our clinical trial has been through its third and final scheduled safety review by our independent Data Monitoring Committee and we are nearing completion of enrollment, safety issues always take precedence. Boston Scientific has requested a short period to review these latest SAEs, and we have accommodated their request. Boston Scientific has been an excellent and quality collaborator throughout this trial, and they have pledged an expeditious and thorough review of any issues identified on the catheter system or its use in our trial. We look forward to resumption of treatment of the remaining patients in the GENASIS trial.”

As a result of the voluntary suspension of the use of the Stiletto catheter, Corautus and its underwriters have mutually agreed to terminate Corautus’ previously announced public offering of common stock.

Mr. Otto concluded, “We remain confident in our development plans for our VEGF-2 biologic as a potential treatment for severe angina. We will aggressively work to resolve the issues raised by these developments and provide additional information when it is available. We closed 2005 with $30.9 million in cash and short-term investments, which provides us with sufficient flexibility to continue our development programs. We will continue to evaluate financing alternatives for the Company and may seek to raise additional capital in the future.”

Corautus will webcast a conference call at 10:00 am EST today, March 14, 2006, to discuss this release. To access the live webcast, please log on to the Company’s website at http://www.corautus.com and go to the Investor Relations section. Alternatively, domestic callers may participate in the conference call by dialing (866) 713-8565, and international callers may participate in the conference call by dialing (617) 597-5324. The access code for the conference call is “Corautus.”

Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through May 14, 2006. Domestic callers can access the replay by dialing (888) 286-8010, and international callers can access the replay by dialing (617) 801-6888; the PIN access number is 84228264.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as reviews of data by the Data

Monitoring Committee, projections about our ongoing clinical trial, including its costs, potential benefits from manufacturing agreements, the potential benefits from previous clinical trials, sufficient and timely enrollment of suitable patients in our clinical trial, future results of operations or our financial condition, adequacy of funding, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ 2004 Annual Report on Form 10-K which was filed on March 22, 2005, which are incorporated by reference into this press release.

CONTACTS:

Michael K. Steele

Corautus Genetics Inc.

404-526-6212

msteele@corautus.com

Kim Golodetz

Lippert/Heilshorn & Associates

212-838-3777

kgolodetz@lhai.com

Bruce Voss

Lippert/Heilshorn & Associates

310-691-7100

bvoss@lhai.com

SOURCE Corautus Genetics Inc.

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/CONTACT: Michael K. Steele of Corautus Genetics Inc., +1-404-526-6212, msteele@corautus.com; or Kim Golodetz, +1-212-838-3777, kgolodetz@lhai.com, or Bruce Voss, +1-310-691-7100, bvoss@lhai.com, both of Lippert/Heilshorn & Associates/

/First Call Analyst: /

/FCMN Contact: jcallicutt@corautus.com /

/Web site: http://www.corautus.com/

(VEGF BSX)